                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into this 30th day of September, 1996, by and between FIRST MORTGAGE CORPORATION, a California Corporation ("Employer") and PAC W. DONG ("Employee").

                                     RECITAL

     Employee presently serves as Executive Vice-President, Chief Financial Officer and as Director and a member of Employer's Board of Directors (the "Board"). Employer and Employee desire to set forth herein their agreement regarding the terms and conditions upon which Employee shall henceforth serve as Executive Vice-President, Chief Financial Officer and as Director and a member of the Board which such terms and conditions are consistent with the performance goals heretofore established by Compensation Committee of Employer (the "Committee").
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which hereby is acknowledged, Employer and Employee hereby agree as follows:
     1. Employment; Term of Employment. Employer hereby employs Employee, and Employee hereby accepts employment ("Employment") with Employer, in accordance with the terms and conditions of this Agreement. The term of Employee's
Employment (the "Term of Employment") shall commence on the first day of October, 1996 and end on the 31st day of March, 1997, unless otherwise terminated, pursuant to the provisions of Agreement.
     In the event Employer and Employee have not entered into a new Agreement for the fiscal year beginning April 1, 1997, the terms of this Agreement will continue in full force and effect on a month to month term until a new
Employment Agreement is executed by the parties or Employment is otherwise terminated.
     2.   Position, Duties, Authority and Exclusively of Services.
          2.1 Position. During the term of Employment, Employee shall serve as the Executive Vice-President, Chief Financial Officer and as Director and a member of the Board. Upon the request of the Board, Employee shall also serve, without additional remuneration, as Executive Vice-President, Chief Financial Officer and as a member of the Board of Directors of any direct or indirect subsidiaries of Employer specified by the Board.

2.2 Location of Employee's Performance. The principal location in which Employee shall be required to perform his duties hereunder shall be the principal business office of Employer in Diamond Bar, California, or in such other place as such principal business office may be relocated with Employee's prior written consent. Employer shall provide Employee with an office and working facilities that are customary for an officer in Employee's position and that are sufficient to enable Employee to perform his duties hereunder.
          2.3 Duties and Authority. Employee's duties hereunder shall be the usual and customary duties of the offices in which he shall serve and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law. Employee shall have such executive power and authority as is customary for an officer in his position and is reasonably required to enable him to perform his duties hereunder.
          2.4 Exclusively of Services. Employee shall devote himself to the performance of his duties hereunder with a level of diligence commensurate with Employee's position. So long as Employee does not violate the noncompetition or confidentiality provisions as provided for within this Agreement or fail to perform his duties hereunder, Employee shall be entitled to (i) to serve in any capacity with any other business or professional organization, civic, educational or any governmental entity or professional or trade association and
(ii) to make and manage personal business investments of his choice and of any kind. Employee shall not be required to obtain Board approval in order to engage in the activities described in the preceding sentence.
     3.   Compensation.
          3.1 Base Salary. Payment for services rendered during the Term of Employment, paid to Employee, shall be computed upon a base annual salary (the "Base Salary') of not less than $130,000 per annum, payable in semi-monthly or monthly installments. If Employee is entitled to receive Base Salary for any period that is less than one calendar month, the Base Salary for such period shall be computed by prorating the annual Base Salary over such period based upon the actual number of days therein. The Board and the Compensation Committee shall review the Base Salary not later than sixty days prior to the expiration of this Agreement for the purpose of determining whether a merit increase is appropriate based upon Employer's performance and the performance of Employee.

           3.2 Bonuses.

               (1) During the term of this Employment Agreement which is the 1997 fiscal year ending March 31, 1997, the Employee shall be entitled to receive an annual cash bonus (the "Bonus"), based upon the formula established by the Committee which is set forth in Exhibit "A" attached hereto and made a part hereof.
     The  combined  Bonus  as hereinabove set forth is payable  by  Employer  to
Employee upon the issuance of the Audited Financial Statements at the close of the corporate fiscal year but in no event later than ninety days following the close of the corporate fiscal year. Provided, however, based upon financial information then available, Employee will be paid a sum equal to one-twelfth (1/12) of the estimated combined Bonus at the end of each calendar month during the term of this Agreement, or any extension thereto as an advance payment, provided further, that within the sole discretion of the Board a reserve amount may be deducted from any such advance payment or payments pending final Bonus accounting after the termination of this Agreement.
     4. Employee Benefits. During the Term of Employment, Employee shall be entitled to receive all rights and benefits (collectively referred to herein as "Benefits") for which he is otherwise eligible under any profit-sharing plan, health and welfare plan, life, disability or medical insurance plan or policy or other employee benefit plan that Employer provides from time to time for senior officers, provided that, as minimum Benefits (1) Employer shall provide Employee with health insurance and with a right to participate in a stock option plan, a qualified profit-sharing plan, in each instance with terms at least as favorable as those currently received by Employee, and (ii) Employer shall maintain, and pay all premiums on, a Term Life Insurance Policy on Employee's life, such policy to be in an amount of at least $1,000,000 and the beneficiary thereof to be Employer (the "Term Life Insurance Policy"). Upon the termination of Employees' Employment for any reason other than death, the said Term Life Insurance Policy shall be cancelled.

5.        Expense Reimbursement, Vacations and Perquisites.

          5.1 Business Expense Reimbursement. Provided that Employee properly accounts therefor, Employee shall be entitled to receive full reimbursement for all reasonable out-of-pocket expenses (regardless of whether such expenses are deductible by Employer) incurred by him during the Term of Employment in accordance with the policies and procedures established by Employer. Employer shall remain obligated to reimburse Employee for such expenses upon the termination of Employee's Employment for any reason.
          5.2 Vacations. Employee shall be entitled to receive whatever paid vacations are provided to Employer's other senior officers, provided that Employee shall be entitled to a minimum of four weeks paid vacation during each calendar year of Employment, prorated for any period that is less than one calendar year. Vacation time shall accrue on a daily basis during each calendar year and, upon the termination of Employee's Employment for any reason, Employee shall be entitled to be paid an amount based upon his Base Salary at the rate applicable immediately prior to such termination for any accrued by unused vacation time.

          5.3  Perquisites.

               (a) During the Term of Employment, Employer shall provide Employee with full-time use of, and shall reimburse Employee for all reasonable expenses incurred by Employee in connection with, the company automobile currently being used by Employee. Employer shall also, at its expense, replace such automobile with an automobile of comparable quality as and when deemed appropriate by the Board and pay all such reasonable expenses thereon.
               (b) During the Term of Employment, Employee shall be entitled to receive all other perquisites that Employer provides from time to time for senior officers. At any time during the Term of Employment, Employer may increase any one or more of such additional perquisites but may not reduce any of such perquisites from then existing levels unless such reduction applies to all senior officers.
               (c) Employee's right to receive perquisite shall cease upon the termination of his Employment for any reason.

6.        Termination of Employment.

          6.1 General. This Section 6 describes the consequences of a termination of Employee's Employment, provided that all other provisions of this Agreement shall continue to govern Employer and Employee after such termination of Employment unless otherwise provided herein.
          6.2 Employee's Voluntary Termination of Employment. Employee shall have the right at any time during the Term of Employment, upon not less than ninety days prior written notice to Employer, to terminate his Employment. Employee's right to receive Base Salary, Benefits, vacation time and perquisites shall cease as of the date of such Employment termination, subject to any earned but unpaid Base Salary and Bonuses pursuant to Section 3.2 which said Bonuses, if any, shall be payable at the time set forth in said Section 3.2 that may be due prorated to the date of termination. Employee's termination of his Employment by reason of his Disability (Section 6.3) shall not be regarded as a voluntary termination of Employment within the meaning of this Section 6.2.

          6.3  Employee's Disability or Death.

               (a) If Employee suffers a "Disability", either Employer or Employee may terminate Employee's Employment by giving the other party at least thirty days' prior written notice of such termination, and such Employment shall automatically terminate as of the expiration of such notice period unless Employee resumes full-time performance of his duties hereunder prior to the expiration of such period. For purposes of this Agreement, the term "Disability" means a physical or mental disability of Employee, as certified in a written statement from a physician mutually approved by Employer and Employee, that results in Employee being unable to perform his duties hereunder on a full-time basis for (i) 120 consecutive days, or (ii) 180 days (regardless of whether such days are consecutive) during the term of this Agreement.
               (b) If Employee's Employment terminates by reason of his Disability or death, Employee (or, in the event of his death, Employee's estate and beneficiaries) shall be entitled to receive any earned but unpaid Base Salary, Bonus and vacation time accrued to date of death.

6.4            Employer's Termination of Employment for Cause.

               (a)    Employer   shall  be  entitled  to  terminate   Employee's

Employment at any time for "Cause", which shall mean a termination of Employment by  reason of (i) Employee's conviction of a felony, (ii) Employee's willful and continued  failure to perform his duties hereunder, or (iii) Employee's  willful and  gross misconduct that is materially and demonstrably injurious to Employer,

provided that Employee's inability to perform his duties because of a Disability shall not constitute a basis for Employer's termination of Employee's Employment for  Cause.  Notwithstanding the foregoing, Employee's Employment shall  not  be subject  to termination for Cause without (i) Employer's delivery to Employee  a notice  of intention to terminate, such notice to describe the reasons  for  the proposed Employment termination and actual termination date, (ii) an opportunity for  Employee within the period prior to his proposed termination  to  cure  any such  breach  (if  curable) giving rise to the proposed  termination,  (iii)  an opportunity  for  Employee, together with his counsel, to be  heard  before  the

Board,  and  (iv)  Employer's delivery to Employee of a  notice  of  termination stating  that  a majority of the authorized number of Employer's  directors  has found that Employee was guilty of the conduct described above and specifying the particulars thereof.

               (b)   Upon  the  effective date of the termination of  Employee's

Employment  for  Cause,  Employee's  right  to  receive  Base  Salary,  Bonuses,

Benefits, vacation time and perquisites shall cease.  Subject, however, to  such sums as may be due as provided for in Section 6.2.

     7.   Confidentiality; Competition.
          7.1 Confidentiality. Employee shall at no time, either during his Employment or following the termination of his Employment for any reason, use or disclose to any person, directly or indirectly, any business secret, customer list or other confidential information concerning the business or policies of Employer or of any direct or indirect subsidiary of Employer, except to the extent that such use or disclosure is (i) necessary to the performance of Employee's Employment hereunder, (ii) required by applicable law, (iii) authorized by Employer, or (iv) lawfully obtainable from other sources. Upon the termination of his Employment, Employee shall return to Employer all memoranda, notes and other documents in his possession that relate to the business secrets, customer lists and other confidential information of Employer and Employer's direct and indirect subsidiaries.
          7.2  Competition During the Term of Employment.
               (a) During his Employment, Employee shall not, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder or otherwise), compete in any manner with the business then being conducted by Employer or any direct or indirect subsidiary of Employer.
               (b) The provisions of Section 7 2 (a) hereof shall not in any manner be construed as prohibiting Employee from serving in any capacity with any civic, educational or charitable organization or any governmental entity or professional or trade association.
7.3  Unfair Competition After the Term of Employment, For the one-
     year   period  immediately  following  the  termination  of   his
     Employment for any reason other than a termination without  Cause
    (Section 6.5) or a constructive termination (Section 6.6), in order to prevent Employee from competing unfairly with Employer, Employee shall not, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, shareholder or otherwise) (i) solicit for the purpose of hiring any employee or consultant of Employer or of any direct or indirect subsidiary of Employer, or (ii) solicit for the purpose of providing any services to, or cause any other person to solicit for the purpose of providing any services to, any client or customer of Employer or of any direct or indirect subsidiary of Employer.
               7.4     Remedies.  Employee acknowledges that damages would be an
                 inadequate

remedy for his breach  of  any  of the provisions of Sections 7.1,  7.2  or  7.3 hereof, and that his breach of any of such provisions will result in immeasurable and irreparable harm to Employer, therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach of any such provision, Employer shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of any provision of Section
                 7. 1, 7.2 or 73.

     8.   General Provisions.

          8.1   Indemnification.   To the extent permitted by applicable law
and the Articles of Incorporation and Bylaws of Employer (as from time to time in effect), Employer shall indemnify Employee and hold him harmless with respect to any and all acts or decisions made by him in good faith while performing services for Employer, regardless of whether such services were performed prior to the date of this Agreement or during the
Term  of  Employment.   To  the same extent, Employer shall pay on  a  current
basis all expenses, including, without limitation, reasonable attorneys' fees and the amounts of court approved settlements, actually incurred by Employee in connection with any appeal thereon, which has been and/or may be brought against Employee by reason of Employee's service for Employer. Employee shall be protected to the same extent as Employer's other officers under any officers' and directors' liability insurance policies that Employer may, in its sole discretion, purchase. The foregoing obligations of Employer shall survive the termination of Employee's Employment for any reason.
      8.2    Notices. All notices and other communications required or
permitted by
this Agreement shall be delivered to Employer or Employee, as the case may be, in writing, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as Employer or Employee may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery or on the date of delivery shown on any such transmission or return receipt:
               If to Employer:        First Mortgage Corporation
                             3530 Fallowfield Drive
                              Diamond Bar, CA 91765
                               Attention:    Board of Directors

               If to Employee:        Pac W. Dong
                               827 N. Beaudry Ave.
                              Los Angeles, CA 90012

8.3 Amendments and Termination; Entire Agreement. This Agreement may be amended or terminated only by a writing executed by Employer and Employee. This Agreement constitutes the entire agreement or Employer and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.
          8.4 Successors and Assigns. This Agreement shall be binding upon, and shall benefit, Employer and Employee and their respective successors and assigns. Without the prior written consent of the other party, neither Employer nor Employee shall assign any of such party's obligations hereunder.
          8.5 Calculation of Time. Wherever in this Agreement a period of time is stated in a number of days, it shall be deemed to mean calendar days. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.
          8.6 Further Assurances. Each party shall perform any further acts and execute and deliver any further documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.
          8.7 Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.
          8.8 Waiver of Rights. Neither party shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired, or unless such party has expressly waived the same in writing. The waiver by either party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.9 Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and uses of the plural to the singular, and pronouns of certain gender shall be deemed to comprehend either or both of the other genders. The terms "hereof", "herein", "hereby" and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section
hereof.    The  term  "person"  refers  to  any  natural  person,  corporation, partnership or other association or entity.
          8.10 Counterparts. This Agreement may be executed in two counterparts, and by each party on a separate counterpart, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same instrument.
          8.11 Expenses Incurred in Implementing This Agreement. Employer shall bear all costs and expenses incurred in connection with the negotiation, preparation and interpretation of this Agreement, including, without limitation, the fees and expenses of Employee's attorneys.

          8.12 Governing Laws, Arbitration and Expenses Resulting from Litigation. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California. Except with respect to an action for injunctive relief brought by Employer in a court of competent jurisdiction pursuant to Section 7 4 hereof, all disputes arising between Employer and Employee concerning the enforcement of this Agreement shall be submitted to arbitration, before three arbitrators, in accordance with the Rules of the American Arbitration Association. All arbitration proceedings shall be held in Los Angeles, California. The award of the arbitrators in any arbitration proceeding shall be final and may be enforced in any court of competent jurisdiction. The unsuccessful party to such arbitration proceeding or to any court action that is permitted by this Agreement shall pay to the successful party all costs and expenses, including, without limitation, reasonably attorneys' fees, incurred therein by the successful party, all of which shall be included in and as a part of the award or judgment rendered in such proceeding or action. Notwithstanding anything to the contrary in this Agreement, if an arbitration proceeding involving Employer's obligation to make any payments hereunder to (or for the account of) Employee is commenced by either Employer or

Employee, Employer shall be obligated to continue making all such disputed payments unless and until the award of the arbitrators specifies that Employee is not entitled to such payments, in which event Employee shall be obligated to refund to Employer all such previously received amounts to which he is not entitled.
     IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first above written.
                                    EMPLOYER

                                    FIRST MORTGAGE CORPORATION

                                    By:  Clement Ziroli

                                    Its:

                                                      EMPLOYEE

                                                     PAC.  DONG

                                    EXHIBIT A

PAC W. DONG

(a)  Loan Production Bonus
The Loan Production Bonus shall be calculated based on the following formula:

     (1)  0.0035% of wholesale mortgage loan production (funding)
     (2)  0.0070% of retail mortgage loan production (funding)

(b)  Annual Profit Bonus
The Annual Profit Bonus shall be calculated based on the following schedule:

Annual corporate net income before income taxes     Incremental bonus
                                                    percentage
                $0   $3,000,000              2.500% of this increment
        $3,000,001   $5,000,000              2.250% of this increment
        $5,000,001   $7,000,000              2.125% of this increment
        $7,000,001   $9,000,000              2.000% of this increment
        $9,000,001  $11,000,000              1.750% of this increment
       $11,000,001  $13,000,000              1.500% of this increment
  Over $13,000,000                           1.250% of this increment








(9/96)